UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2012

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

As previously disclosed, on October 16, 2012, A123 Systems, Inc. (“A123” or the “Company”) and all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the filing therein, the “Chapter 11 Filing”). The Chapter 11 cases are jointly administered under the caption “In re A123 Systems, Inc., et. al.” Case No. 12-12859.

On December 6th, 7th and 8th, 2012, the Company conducted, pursuant to bid procedures approved by the Bankruptcy Court, an auction under Section 363 of the federal Bankruptcy Code for the sale of the Company’s assets (the “Auction”), and announced on December 9, 2012 that it had reached agreement on the terms of an asset purchase agreement with Wanxiang America Corporation (“Wanxiang”) through which Wanxiang would acquire substantially all of A123’s assets for $256.6 million and an additional asset purchase agreement with Navitas Systems LLC (“Navitas”) through which Navitas would acquire A123’s Ann Arbor Michigan-based government business, including all U.S. Military contracts, for $2.25 million (together, the “Proposed Sales”).

On December 11, 2012, the Bankruptcy Court issued an order approving the Proposed Sales, and asset purchase agreements between the Company and Wanxiang (the “Wanxiang APA”) and between the Company and Navitas (the “Navitas APA” and together with the Wanxiang APA, the “Asset Purchase Agreements”) were executed.  Under the Wanxiang APA, Wanxiang would acquire A123’s automotive, grid and commercial business assets, including technology, products, contracts and U.S. facilities in Michigan, Massachusetts and Missouri; its operations in China; and its equity interest in Shanghai Advanced Traction Battery Systems Co., A123’s joint venture with Shanghai Automotive.  The sale is subject to certain closing conditions, including approval from the Committee for Foreign Investment in the United States.

Under the Navitas APA, Navitas has agreed to acquire A123’s U.S. government business assets, including its technology, products, intellectual property and contracts, as well as the lease for the Company’s facility in Ann Arbor, Michigan.  The sale is subject to certain closing conditions, including the completion of the transactions contemplated by the Wanxiang APA as well as Navitas and Wanxiang entering into certain agreements related to the provision of transition services or the license of intellectual property between the companies.

Item 1.02.   Termination of a Material Definitive Agreement.

On December 11, 2012, the Company received notice from Johnson Controls, Inc. (“JCI”) that JCI was terminating the Asset Purchase Agreement, dated as of October 16, 2012, by and among the Company, JCI and certain subsidiaries of the Company (the “JCI Agreement”). The JCI Agreement is being terminated as a result of Wanxiang being the successful bidder at the Auction.  Pursuant to the terms of the JCI Agreement, the Company is expected to pay JCI an aggregate of $5,522,500, representing a “Breakup Fee” fee of $2,500,000, as well as expenses of up to $3,022,500 required to be reimbursed by the Company. On December 11, 2012, the Bankruptcy Court ordered that the Company set aside the $5,522,500 amount in escrow subject to the satisfaction of certain conditions or the entry of an order of the Bankruptcy Court directing that the funds be released to JCI.

Item 1.03.  Bankruptcy or Receivership.

The information set forth above under Item 1.01 is incorporated by reference into this Item 1.03.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01 is incorporated by reference into this Item 2.01.

The foregoing descriptions of the terms of the Asset Purchase Agreements do not purport to be complete and are subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreements, which are attached hereto as Exhibit 2.1 and Exhibit 2.2 and are incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K, contains forward-looking statements, including the Company’s intent to close the sales of assets to the winning bidders. Such forward-looking statements are subject to risks and uncertainties which could cause them to differ materially from those currently anticipated in such statements. Factors that could cause actual results to differ materially from those in forward-looking statements include our ability to comply with and meet the conditions set forth in the agreements governing such transaction in order to close the sales. Forward-looking statements speak only as of the date they are made and the Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be used, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

2.1

Asset Purchase Agreement, dated as of December 11, 2012, by and among A123 Systems, Inc. and its specified subsidiaries, as Sellers, and Wanxiang America Corporation, and its specified designees, as Purchasers.

2.2	Asset Purchase Agreement, dated as of December 11, 2012, by and among A123 Systems, Inc. and its specified subsidiaries, as Sellers, and Navitas Systems LLC, as Purchaser.

99.1	Press Release, dated December 9, 2012, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.
(Registrant)

Date: December 14, 2012	By:	/s/ David Prystash
		Name:	David Prystash
		Title:	Chief Financial Officer